Exhibit (d)(4)

SCM TRUST

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of this 6th day of February, 2020, by and between CCM Partners, LP, a California limited partnership d/b/a Shelton Capital Management (the “Adviser”), and SCM Trust, a Massachusetts business trust (the “Trust”), regarding the Funds listed in Appendix A (each, a “Fund” or together, the “Funds”)).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment of the Adviser. The Trust desires to employ each Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust, and in the Fund’s Prospectus and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Funds. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.	Delivery of Fund Documents.

(a)	The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

(i)	Resolutions of the Board selecting the Adviser as investment adviser to the Funds and approving the form of this Agreement; and

(ii)	the Trust’s Form N-1A Registration Statement.

(b)	The Adviser has reviewed the Registration Statement and represents and warrants that, with respect to the disclosure about the Adviser or information relating, directly or indirectly, to the Adviser, and with respect to the disclosure of the investment activities of the Funds and other matters for which the Adviser is contractually responsible hereunder such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. The Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and has filed the requisite investment adviser notices in all states in which the Adviser is required to make such filings. The Adviser agrees to provide the Trust with current copies of the Adviser’s Form ADV, and any supplements or amendments thereto.

3.	Services provided by the Adviser. Subject to the supervision and direction of the Board, the Adviser will: (a) act in strict conformity with the Trust’s Amended and Restated Declaration of Trust, the Trust’s Bylaws, the 1940 Act and the Investment Advisers Act of 1940, as amended; (b) manage the Funds and furnish a continual investment program for the Funds in accordance with each Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for the Funds; (d) provide the Funds with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for a Fund; what securities shall be held or sold by a Fund, and determine what portion of the Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Fund. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing. Without limiting the generality of the foregoing provisions, in performing these duties, the Adviser:

(a)	Is responsible, in connection with its responsibilities under this Section 3, for decisions to buy and sell securities and other investments for the Funds, for broker-dealer and futures commission merchant ("FCM") selection, and for negotiation of commission rates. The Adviser's primary consideration in effecting a security or other transaction will be to obtain the best execution for the Funds. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934 and applicable regulatory interpretations thereof, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Funds and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with applicable provisions of the Securities Exchange Act of 1934, and subject to any other applicable laws and regulations, the Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to any affiliate that is registered as a broker or dealer with the SEC, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Funds or the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine consistent with the above standards, and, upon request, the Adviser will report on said allocations to the Trust and the Board, indicating the brokers or dealers to which such allocations have been made and the basis for such allocations;

(b)	Will furnish a Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may reasonably request;

(c)	Will regularly report to the Trust's Board of Trustees on the investment program for the Funds and the issuers and securities represented in the Fund's portfolio and render to the Trust's Board of Trustees such periodic and special reports with respect to the Fund's investment activities as the Board may reasonably request;

(d)	Shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee or other affiliated person of the Adviser has not, to the best of the Adviser’s knowledge:

(i)	been convicted, in the last ten (10) years, of any felony or misdemeanor involving the purchase or sale of any security or arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act; or

(ii)	been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

(e)	Will treat confidentially and as proprietary information of the Funds all records and other information related to the Funds, including the performance records of such Funds, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Funds or when so requested by the Funds; provided, however, that records and information need not be treated as confidential if required to be disclosed under applicable law or regulation or otherwise in connection with investigations or inquiries contemplated under Section 9 hereof, or if generally available to the public through means other than by disclosure by the Adviser, or if available from a source other than the Trust, the Adviser or the Funds which does not owe a duty of confidentiality to the Trust, the Adviser or the Funds;

(f)	Will use its reasonable best efforts (i) to retain the services of the employees at the Advisers with the skills and experience to manage each Fund (the “Portfolio Employees”) who manage the portfolios of the Funds, from time to time and (ii) to promptly obtain the services of a Portfolio Employee acceptable to the Trust if the services of any of the Portfolio Employees are no longer available to the Adviser;

(g)	Will obtain the approval of the Trust prior to designating a new Portfolio Employee, which consent shall not be unreasonably withheld; provided, however, that, if the services of a Portfolio Employee are no longer available to the Adviser due to circumstances beyond the reasonable control of the Adviser (e.g., voluntary resignation, death or disability), the Adviser may designate an interim Portfolio Employee who (i) shall be reasonably acceptable to the Trust and (ii) shall function for a reasonable period of time until the Adviser designates an acceptable permanent replacement; provided, however, that if the Trust does not consent to the designation of a Portfolio Employee, Trust and Adviser agree to cooperate in good faith to identify a replacement Portfolio Employee; and

(h)	Will, to the extent practicable, notify the Board in advance of any impending change in Portfolio Employee, portfolio management or any other material matter that may require disclosure to the Board, shareholders of the Funds or dealers in Fund shares.

4.	Allocation of Charges and Expenses.

(a)	The Adviser will make available, without expense to the Trust or the Funds, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust (except for the salary or other compensation of the Chief Compliance Officer ("CCO") of the Trust, who may be an affiliate of the Adviser, as to which that portion of such compensation and related costs allocable to his or her duties as the CCO of the Trust may be reimbursed by the Trust to Adviser as determined by the Board ), subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Funds and the expenses of printing and distributing the Fund's prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders). The Adviser will not be required to pay any investment advisory related expenses of the Funds other than those specifically allocated to it in this paragraph.

(b)	Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Section 4(a) hereof, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Fund's shareholders that the Board determines are properly payable by the Fund; expenditures in connection with the meeting of the Board of Trustees' salaries and expenses of officers and fees and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser (except as otherwise provided in Section 4(a) hereof with respect to the CCO's compensation and related costs); insurance premiums on property or personnel of a Fund which inure to its benefit or the benefit of its Officers and Trustees with respect to their Fund-related activities, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of a Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; all administrative services not specifically made part of the Adviser's investment responsibilities hereunder; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)	In the execution of its duties under this Agreement, the Adviser is entitled to reimbursement of actual costs incurred by the Adviser for expenses which are otherwise the obligation of the Funds. The Funds shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.

5.	Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual advisory fee, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly within 30 days after the last day of each month in the amount set forth on Appendix A attached hereto, as may be amended in writing from time to time by the Trust and the Adviser, of each Fund’s daily net assets during the month. The initial fee under this Agreement shall be payable within 30 days of the first business day of the first month following the effective date of this Agreement. The fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month.

6.	Services to other Accounts. The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by a Fund or the size of the position purchased or sold by the Fund. In addition, the Trust understands that the persons employed by the Adviser to provide service to the Funds in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7.	Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of Fund securities for the account of the Funds, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of Fund securities for a Fund’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of the Funds that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to a Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Funds and/or other accounts over which the Adviser exercises investment discretion.

8.	Standard of Care; Limitation of Liability.

(a)	The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

(b)	The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials), except for information supplied by the Trust or another third party for inclusion therein. With respect to the Adviser’s obligations in the prior sentence, the Adviser shall be liable for any untrue statement of any material fact contained in such offering materials as well as the omission of any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

(c)	The Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Adviser.

(d)	The Adviser agrees to reimburse the Trust for any and all costs, expenses, and counsel and Trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Adviser or any of its partners where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the interests or control of the Adviser or its affiliates (or litigation related to any pending or proposed future transaction in such interests or control) which shall have been undertaken without the prior, express approval of the Trust’s Board of Trustees; or (ii) is within the sole control of the Adviser or any of its affiliates or any of their officers, partners, employees, or agents. So long as this Agreement is in effect, the Adviser shall pay to the Trust the amount due for expenses subject to this subparagraph 11(d) within thirty (30) days after a bill or statement has been received from the Trust therefore. This provision shall not be deemed to be a waiver of any claim which the Trust may have or may assert against the Adviser or others for costs, expenses, or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

(e)	No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9.	Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement, the Trust or the Funds.

10.	Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent. The Adviser understands that unless expressly provided herein or authorized from time to time by the Trust, the Adviser shall have no authority to act for or represent the Trust in any way or otherwise be deemed the Trust’s agent.

11.	Voting. The Adviser will take any action and provide any advice with respect to the voting of securities held by the Funds in accordance with the Funds’ Proxy Voting Policies and Procedures, as amended and revised from time to time.

12.	Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Trust, by the Board, or by vote of a majority of the outstanding voting securities of a Fund, individually, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The Trust and Adviser will cooperate with each other to ensure that portfolio or other transactions in progress at the date of termination of this Agreement shall be completed in accordance with the terms of such transactions, and to this end each party shall provide the other party with all reasonably necessary information and documentation to secure the implementation thereof.

13.	Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

14.	Notice of Certain Events. The Adviser agrees that, if legally permitted, it shall immediately notify the Board in the event that the SEC or any state has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, and upon having a reasonable basis for believing that any Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Adviser further agrees to notify the Board immediately of any material fact known to the Adviser that is not contained in the Registration Statement or prospectus for the Trust that relates to the Adviser or any Fund, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

15.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Shelton Capital Management

1875 Lawrence Street, Suite 300

Denver, Colorado 80202

Attn: Legal Department

To the Trust or the Funds at:

SCM Trust

1875 Lawrence Street, Suite 300

Denver, Colorado 80202

Attn: President

16.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's or the Trust's request, although the Adviser may, at its own expense, make and retain a copy of such records. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records that the Adviser maintains and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.

17.	Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

18.	Miscellaneous. Neither the holders of shares of the Funds nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust and the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SHELTON CAPITAL MANAGEMENT	SCM TRUST

By:	/s/Steve Rogers	By:	/s/Steve Rogers
Name:	Steve Rogers	Name:	Steve Rogers
Title:	CEO	Title:	Chair

Appendix A

Fund Name	Compensation
Shelton Emerging Markets Fund	1.00%

11